Exhibit 10.32

September 24, 2009

Mr. David M. DeMedio
Chief Financial Officer
USA Technologies, Inc.
Suite 140, 100 Deerfield Lane
Malvern, PA 19355

Dear Dave-

I am pleased to inform you that effective October 1, 2009, the Board of Directors has granted to you additional fringe benefits in connection with your employment as Chief Financial Officer of USA.

During your employment, USA will obtain and pay the premiums for a term life insurance policy on your life in the face amount of $750,000. During your employment, you shall designate the beneficiary of the policy. If you shall die while you are an employee of USA, the proceeds of the policy shall be paid to your beneficiary. You agree to cooperate with the insurance company and USA in obtaining such policy. You also agree that you will submit to examinations by such practicing medical doctors selected by USA or the insurance company upon receipt of written request from USA or the insurance company to do so.

During your employment with USA, USA will obtain and pay the premiums for a supplemental long-term disability policy covering you over and above the existing long-term group disability policy of USA. If you shall become disabled (as defined in the policy) during your employment with USA, the policy would provide you with monthly payments of up to 65% of your base salary through the earlier of age sixty-five or death.  You agree to cooperate with the insurance company and USA in obtaining such policy.  You agree that you will submit to examinations by such practicing medical doctors selected by USA or the insurance company upon receipt of written request from USA or the insurance company to do so.

If your employment is terminated by USA without cause at any time during the Employment Period (as defined in your employment agreement), USA shall at its cost during the one year period following the termination of your employment, provide you with health insurance benefits substantially similar to those which you are receiving immediately prior to the date of termination. Benefits otherwise receivable by you during such period shall be reduced to the extent comparable benefits are actually received by or made available to you without cost during such period following your termination of employment (and any such benefits actually received by you shall be reported to USA by you).

Except as specifically set forth above, all of the terms and conditions of your employment agreement shall remain in full force and effect in accordance with their terms.

Sincerely,

USA Technologies, Inc.

By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.,
Chief Executive Officer